Exhibit 99.1

WATERSTONE FINANCIAL, INC.

WATERSTONE BANK

11200 W. PLANK CT.

WAUWATOSA, WI 53226

Contact:

Mark R. Gerke

Chief Financial Officer

414.459.4012

markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

Wauwatosa, Wis. — 05/24/2023  —  Waterstone Financial, Inc. (NASDAQ: WSBF) (the "Company") announced that on May 24, 2023, its Board of Directors authorized a share repurchase program pursuant to which the Company intends to repurchase up to 2,000,000 of its issued and outstanding shares, representing approximately 9.3% of its issued and outstanding shares of common stock. The repurchase program will commence on or about May 26, 2023.  This share repurchase program follows the Board of Directors termination of the previous repurchase program during which the Company repurchased a total of 3,500,000 shares of its common stock at a weighted average price (including the excise tax) of $17.25 per share.  The timing of the repurchases will depend on certain factors, including but not limited to market conditions and prices, available funds and alternative uses of capital. The stock repurchase program may be carried out through open-market repurchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. Any repurchased shares will be treated as authorized but unissued by the Company.  The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. The repurchase program does not obligate the Company to repurchase any particular number of shares.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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